Exhibit 99.1

FOR IMMEDIATE RELEASE

ASPECT COMMUNICATIONS ANNOUNCES UPCOMING
RETIREMENT OF CHIEF FINANCIAL OFFICER GARY A. WETSEL
AND NAMES JAMES C. REAGAN AS EXECUTIVE VICE PRESIDENT
AND CHIEF FINANCIAL OFFICER

SAN JOSE, Calif., Dec. 6, 2004 — Aspect Communications Corporation (Nasdaq: ASPT), a leading provider of enterprise customer contact solutions, today announced the retirement of Gary A. Wetsel, chief financial officer. James C. Reagan has been appointed executive vice president and chief financial officer effective immediately, reporting to Gary E. Barnett, president and chief executive officer. Through March 31, 2005, Wetsel will assist in transitional matters, including 2004 year-end reporting, and will be available on a limited basis thereafter to advise on any remaining transitional matters.

“I’d like to thank Gary Wetsel and acknowledge his significant contributions in both operational execution and building Aspect to the strong financial position we enjoy today,” said Barnett. “Gary’s guidance and dedication have been very important to our cost-reduction and financing initiatives. We wish him continued success with his future endeavors.”

“I’ve truly enjoyed leading the Aspect team and am proud of our many accomplishments,” said Wetsel. “I look forward to devoting more time to outside interests, including serving on corporate boards of directors. Additionally, I intend to work closely with Jim to ensure a smooth transition.”

James Reagan brings more than 20 years of experience to Aspect and most recently served as executive vice president and chief financial officer at American Management Systems, a large global software and IT consulting firm where he also previously served as senior vice president and controller. Reagan has also held management roles at Nextel Communications where he served as vice president of finance and administration and at MCI where he served as executive director of financial operations.

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“Jim is an extremely well-rounded senior finance executive with strong industry experience. His breadth and depth of knowledge in the wide range of areas that compose finance and operations, as well as his experience at large publicly held companies, really stand out,” said Barnett. “Also, he understands Aspect’s well established commitment to sound financial reporting practices and has the knowledge and expertise necessary to play a vital role on our strategic and financial planning team. We’re pleased to have an executive of Jim’s caliber join our executive management team.”

“I look forward to building upon the solid foundation that exists within the Aspect finance organization,” said Reagan. “I plan to keep our focus on long-term shareholder value by concentrating on ways to grow the business, profitability and on disciplined financial decision-making.”

Reagan is a certified public accountant whose background also includes roles held at ICF Kaiser International, The Rouse Company and Coopers & Lybrand. He holds a master’s degree in business administration from Loyola College and a bachelor’s degree in business administration from the College of William and Mary. He is a member of the American Institute of Certified Public Accountants.

The company also updated its fourth-quarter 2004 guidance. On Oct.19, 2004, the company gave guidance for total revenue to be in a range of $91 million to $93 million and for earnings per share to be in a range of $0.13 to $0.15. The company’s updated guidance is for total revenue to be in a range of $91 million to $93 million and for earnings per share to be in a range of $0.10 to $0.12, inclusive of a $0.03 non-cash charge for employee-related stock compensation, including expenses associated with the departure of Wetsel.

About Aspect Communications

Aspect Communications Corporation is a leading provider of contact center solutions and services that enable businesses to manage and optimize customer communications. Aspect’s global customer base includes more than two-thirds of the Fortune 50 and leading corporations in a range of industries, including transportation, financial services, insurance, telecommunications, retail and outsourcing, as well as large government agencies. The company’s leadership is based on 19 years of expertise. Aspect is headquartered in San Jose, Calif., with offices in countries around the world.

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Certain statements contained in this press release, including but not limited to, statements relating to expected fourth-quarter total revenue and earnings per share are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the

Aspect Announces Retirement of CFO Wetsel and Appointment of Reagan, page 3

Securities and Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, and are made under its safe-harbor provisions. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Specific factors that may cause actual revenue and earnings per share results to differ include: the significant percentage of Aspect’s quarterly sales consummated in the last few days of the quarter and the potential for delays in closing of sales or product deliveries make financial predictions especially difficult and raise a substantial risk of variance in actual results; changes in the overall mix and volume of product line revenues can have a significant impact on gross margin and profitability; the loss of support customers or if one or more support contracts is delayed, reduced or cancelled; fluctuations in our North American and International business levels and/or economic conditions, the hiring and retention of key employees, insufficient, excess or obsolete inventory and variations in valuation, and foreign exchange rate fluctuations can all cause revenues and income to fall significantly short of anticipated levels. The economic, political and other uncertainties caused in the United States and throughout other regions of the world add to these challenges. Additional risks that could cause actual results to differ materially from those projected are discussed in Aspect’s Form 10-K/A for the year ended December 31, 2003, and Form 10-Q for the quarter ended September 30, 2004, as filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. Aspect undertakes no obligation to publicly release the results of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Aspect, the Aspect logo and the phrases and marks relating to other Aspect products and services discussed in this press release constitute one or both of the following: (1) registered trademarks and/or service marks of Aspect Communications Corporation in the United States and/or other countries or (2) intellectual property subject to protection under common law principles. All other names and marks mentioned in this document are properties of their respective owners.

Contacts:

Jennifer Stroud Public Relations Aspect Communications (615) 221-6842 jennifer.stroud@aspect.com	Carrie Kovac Investor Relations Aspect Communications (408) 325-2437 carrie.kovac@aspect.com